INTRAWARE ANNOUNCES SECOND QUARTER FISCAL 2009 FINANCIAL RESULTS

IMPROVED REVENUES AND GROSS PROFIT MARGINS

ORINDA, Calif. - October 9, 2008 - Intraware, Inc. (Nasdaq:ITRA), the leading provider of on-demand digital asset and entitlement management solutions, today reported financial results for the second quarter of its 2009 fiscal year, ended August 31, 2008. During the second quarter of fiscal 2009, the company:

  Signed an international Fortune 500 technology company as a new SubscribeNet® customer;
  Signed eleven SubscribeNet contract renewals or extensions and four professional services statements of work with customers including Mentor Graphics and IBM;
  Achieved $4.7 million in contract renewals, new professional services statements of work, and variable billings;
  Increased total annual contract value of its SubscribeNet customers by approximately $400,000, to $11.9 million;
  Generated positive cash flow from operations; and
  Added over 100,000 end users to the SubscribeNet service, to a total of 2.8 million end users.

Total revenues for the second quarter of fiscal 2009 were $3.4 million, compared to $3.2 million in the same period of fiscal 2008, and $3.2 million during the first quarter of fiscal 2009. Gross profit margin for the second quarter of fiscal 2009 was 69%, an improvement over the second quarter of fiscal 2008 and the first quarter of fiscal 2009, which were both 67%.

Net loss for the second quarter of fiscal 2009 was $(105,000), or $(0.02) per basic and diluted share, compared to net income of $144,000, or $0.02 per basic and diluted share in the second quarter of fiscal 2008, and a net loss of $(223,000), or $(0.04) per basic and diluted share in the first quarter of fiscal 2009. These results included non-cash, stock-based compensation expense recognized in accordance with Statement of Financial Accounting Standards 123(R), Share Based Payment totaling $236,000 in the second quarter of fiscal 2009, compared to $155,000 in the second quarter of fiscal 2008, and $268,000 in the first quarter of fiscal 2009.

"Intraware had another successful quarter, evidenced by our growth in revenues, gross margins, and annual contract value while continuing to generate positive cash flows," said Peter Jackson, Intraware's Chairman, Chief Executive Officer and President. "Given our end user growth and continued strength in our renewal rates, we are pleased to see that the value proposition of our SubscribeNet solution remains intact despite the current macro-economic climate."

Operating Highlights
The total annual contract value of the SubscribeNet customer base of $11.9 million at the end of the second quarter of fiscal 2009, was a net increase of approximately $400,000 over the first quarter of fiscal 2009.  Intraware defines total annual contract value as the aggregate annual service fees paid or expected to be paid by Intraware's customers for services provided during the then-current annual periods of the customers' respective contracts with the company. Total annual contract value assumes service fees must be paid, or scheduled for payment, based on a minimum 12-month history of prior charges and payments, irrespective of contractual minimums. Total annual contract value includes amounts that have been recognized as revenue as well as amounts that may be recognized as revenue in the future. Contract value is not necessarily indicative of current or future revenue in any given fiscal period.

During the second quarter of fiscal 2009, Intraware enhanced its SubscribeNet service with several features, including:

  Improved server failover capability for license generation; and
  Member reactivation process and customer controlled page instructions.

In addition, during the second quarter of fiscal 2009, Intraware continued to develop its zAthlete social networking website. Several new upgrades were made, including:

  Site localization in Spanish, Italian, French, German, and Portuguese;
  Extended search capabilities, including filtering and advanced search capability; and
  Embedded video capability in albums.

Business Outlook
Based on current business trends, Intraware anticipates that revenues for the third quarter of fiscal 2009 will be between $3.4 million and $3.5 million, and expects net loss per basic and diluted share to be between $(0.02) and $(0.04).

Conference Call and Web Cast Information
Management will host a conference call to discuss its financial and operating results from the second quarter of fiscal 2009 beginning at 2:00 p.m. Pacific Daylight Time today. A live broadcast of the conference call may be heard by dialing 877-795-3648 (international participants dial 719-325-4759) and entering confirmation code 7020440, or via web cast by clicking on the "Conference Call" tab on the Investor Relations page of the company's website at http://www.intraware.com. For those unable to participate in the live call, a replay will be available approximately two hours after the conclusion of the call, and can be accessed by dialing 888-203-1112 (international participants dial 719-457-0820) and entering the confirmation code 7020440.

Intraware will be taking live questions only from professional investors, but the call is open to all interested parties on a listen-only basis. Intraware will also answer individual investors' questions submitted before the call. Questions should be sent to management via email at ir@intraware.com.

About Intraware, Inc.
Intraware, Inc. provides digital services that enable enterprise technology publishers to tie together licensing and software processes into a clean, simple customer experience. The Intraware SubscribeNet service (patents pending) is a web-based delivery and support platform that enables technology companies to deliver, track and manage the software, licenses and other digital content they distribute to their customers. 99.6 percent of Fortune 500 companies and 90 percent of Global Fortune 1000 companies have downloaded software or license keys on the SubscribeNet platform. More than two million end users from those companies and others have used the service. SubscribeNet powers business-to-business technology providers including IBM, Progress Software Inc., EMC Corporation, Sybase Inc., and McKesson Ireland Limited. Intraware is headquartered in Orinda, California and can be reached at 888.446.8729 or http://www.intraware.com.

Forward Looking Statements
The foregoing information contains certain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements regarding or relating to Intraware's financial results for future periods and trends in its financial results in general. These statements are based on management's current expectations and assumptions and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in political, economic, business, competitive, market and regulatory factors, as well as the effects and potential effects of the current financial crisis. In particular, factors that could cause actual results to differ include risks related to: unbudgeted costs or expenses related to unusual items; the classification of certain expenses; lower than expected sales and higher than expected costs in the current and future quarters; the possibility that sales will fall short of expectations or that the Intraware services will not meet customer expectations; the concentration of a substantial portion of Intraware's revenues in a small number of customers, which makes Intraware's revenues and contract value vulnerable to unexpected decreases due to cancellations resulting from mergers, in-house development of alternate systems, or other factors; increases in spending on product development or acquisition, which are not offset by revenue increases; any significant reduction in corporate technology spending due to macroeconomic factors, geopolitical events or other occurrences; any significant failure by customers to pay service fees owed to Intraware under their respective contracts; an inability by Intraware to reduce operating costs quickly enough to offset any unexpected weakness in sales; the introduction or aggressive marketing of competitive services and products by other companies; unexpected costs, delays or distractions associated with our new products and offerings; and the failure of our new products and offerings to achieve significant user adoption. These and other risks are more fully described in the periodic reports and registration statements filed with the Securities and Exchange Commission and can be obtained online at the Commission's website at http://www.sec.gov. Readers should consider the information contained in this release together with other information we make publicly available about Intraware for a more informed overview of the company. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

© 2008 Intraware, Inc. Intraware and SubscribeNet are registered trademarks of Intraware, Inc. Any other company or product names mentioned herein may be trademarks of their respective owners.

Contact:
 Jonathan Freed
FD Ashton Partners
415-293-4415

INTRAWARE, INC.

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)
(unaudited)

	Three months ended		Six months ended
	August 31, 2008	August 31, 2007	August 31, 2008	August 31, 2007

Revenues	$3,425	$3,187	$6,671	$5,931
Cost of revenues	1,074	1,044	2,140	2,097
Gross profit	2,351	2,143	4,531	3,834
Operating expenses:
Sales and marketing	918	604	1,731	1,311
Product development	475	317	943	774
General and administrative	1,142	1,231	2,366	2,348
Loss (gain) on disposal of assets	(1)	4	(4)	26
Total operating expenses	2,534	2,156	5,036	4,459
Loss from operations	(183)	(13)	(505)	(625)
Interest and other income	78	157	177	302
Net income (loss)	$(105)	$144	$(328)	$(323)

Basic and diluted net income (loss) per share	$(0.02)	$0.02	$(0.05)	$(0.05)
Weighted average shares - basic	6,292	6,218	6,279	6,184
Weighted average shares - diluted	6,292	7,405	6,279	6,184

INTRAWARE, INC.

BALANCE SHEETS

(in thousands, except per share amounts)
(unaudited)

	August 31, 2008	February 29, 2008
ASSETS
Current assets:
Cash and cash equivalents	$12,604	$12,519
Accounts receivable, net	2,114	1,547
Costs of deferred revenue	511	526
Other current assets	420	401
Total current assets	15,649	14,993
Costs of deferred revenue, less current portion	171	224
Property and equipment, net	490	477
Capitalized software, net	773	603
Other assets	253	241
Total assets	$17,336	$16,538

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK &
STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$722	$622
Accrued expenses	814	1,154
Deferred revenue	3,766	3,052
Total current liabilities	5,302	4,828
Deferred revenue, less current portion	905	811
Total liabilities	6,207	5,639
Commitments and Contingencies
Redeemable convertible preferred stock; $0.0001 par value; 10,000 shares authorized:
Series A; 14 shares issued and outstanding at August 31, 2008 and February 29, 2008,
(aggregate liquidation preference of $250 at August 31, 2008 and February 29, 2008)	224	224
Series B; 1 shares issued and outstanding at August 31, 2008 and February 29, 2008,
(aggregate liquidation preference of $6,000 at August 31, 2008 and February 29, 2008)	5,701	5,701
Total redeemable convertible preferred stock	5,925	5,925
Stockholders' equity:
Common stock; $0.0001 par value; 50,000 shares authorized; 6,302 and 6,249 shares
issued and outstanding at August 31, 2008 and February 28, 2008, respectively	1	1
Additional paid-in-capital	167,192	166,634
Accumulated deficit	(161,989)	(161,661)
Total stockholders' equity	5,204	4,974
Total liabilities, redeemable convertible preferred stock and stockholders' equity	$17,336	$16,538

INTRAWARE, INC.

STATEMENTS OF CASH FLOWS

(in thousands)
(unaudited)

	Six months ended
	August 31, 2008	August 31, 2007
Cash flows from operating activities:
Net loss	$(328)	$(323)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	270	160
Stock-based compensation	504	387
Loss (gain) on disposal of assets	(4)	29
Changes in assets and liabilities:
Accounts receivable	(567)	(353)
Costs of deferred revenue	82	104
Other assets	(32)	(318)
Accounts payable	188	(439)
Accrued liabilities	(340)	(213)
Deferred revenue	809	472
Net cash provided by (used in) operating activities	582	(494)
Cash flows from investing activities:
Purchases of property and equipment	(200)	(81)
Capitalized software	(318)	(196)
Proceeds from disposal of assets	4	-
Net cash used in investing activities	(514)	(277)
Cash flows from financing activities:
Proceeds from issuance of common stock	65	330
Amounts paid to satisfy withholding tax related to restricted shares granted	(48)	-
Net cash provided by financing activities	17	330
Net increase (decrease) in cash and cash equivalents	85	(441)
Cash and cash equivalents at beginning of the period	12,519	12,260
Cash and cash equivalents at end of the period	$12,604	$11,819

Supplemental non-cash activity:
Purchases of property and equipment included in accounts payable	$96	$3